SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            FORM 15


 Certification and Notice of Termination of Registration under
    Section 12(g) of the Securities Exchange Act of 1934 or
 Suspension of Duty to File Reports Under Sections 13 and 15(d)
            of the Securities Exchange Act of 1934.


                               Commission File Number 33-69832-01


                ALL-AMERICAN BOTTLING CORPORATION
                       BROWNE BOTTLING CO.
     (Exact name of registrant as specified in its charter)


               15 North Robinson Avenue, Suite 700
                 Oklahoma City, Oklahoma   73102
                          (405)272-5000
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)


           13% Senior Secured Notes due 2001, Series B
                Warrants to Purchase Common Stock
     (Title of each class of securities covered by this Form)

                               None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12h-3(b)(1)(i)  [ ]      Rule 15d-6            [X]

     Approximate number of holders of record as of the certification or notice date: Three (3)

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, All-American Bottling Corporation and Browne Bottling Co.
have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                              ALL-AMERICAN BOTTLING CORPORATION


May 3, 1999                   STEPHEN R. KERR
                              Stephen R. Kerr

                              BROWNE BOTTLING CO.


                              STEPHEN R. KERR
                              Stephen R. Kerr